Exhibit 99.2

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Names Carl Liebert as New CEO and President
- Mike Jackson to Become Executive Chairman, Effective March 11
FORT LAUDERDALE, Fla., (February 22, 2019) - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that the Company’s Board of Directors unanimously voted to appoint Carl Liebert as AutoNation’s new Chief Executive Officer and President, effective March 11, 2019. Cascade Investment and ESL Investments, long-term investors and the two largest AutoNation shareholders, fully support the Board's decision. Liebert was also named to AutoNation's Board of Directors, effective March 11, 2019. Mike Jackson will assume the role of Executive Chairman of the Board on March 11, 2019.

“AutoNation is the retail automotive industry leader. The Company has a coast to coast brand, a comprehensive Brand Extension strategy, and a transformational digital consumer car buying experience,” stated Mike Jackson, AutoNation’s Chairman, Chief Executive Officer and President. Mr. Jackson also added, “Carl is a global leader who brings to AutoNation multi-faceted expertise in leading customer-centric transformations, omnichannel digital capabilities, and supply chain logistics. His work in improving store operations has become a model that many companies have emulated. Carl is uniquely qualified to lead AutoNation forward.”

Mr. Liebert currently serves as Chief Operating Officer and Executive Vice President of USAA, a Fortune 100 full-service financial services company, serving nearly 13 million members. Mr. Liebert was responsible for the overall business strategy and delivering a seamlessly integrated omnichannel customer and member experience. Mr. Liebert also led the company’s Property & Casualty Insurance Company, Federal Savings Bank (FSB), Investment, Life and Real Estate companies, which drive $28 billion in annual revenue.

Mr. Liebert also served as Executive Vice President, Stores for The Home Depot, where he was responsible for international sales, strategy, execution, and operations, including future supply chain and global sourcing strategy, for the more than 2,000 stores and 250,000 employees. While at The Home Depot, Mr. Liebert implemented strategies that grew the business and improved the customer’s shopping experience.

“AutoNation has a clear strategy that sets it apart in the auto retail sector and diversifies the typical retail business model. The Company’s Brand Extension strategy has given it an edge in what is a cyclical business. The opportunities that lie ahead for AutoNation are massive, and the ability to lead this next chapter is deeply humbling and exciting. I am focused on enhancing the customer experience, AutoNation’s industry-leading store operating model, the logistics strategy for Brand Extensions, and digital opportunities for retail and business to business customers. I am confident in the road ahead, and I am honored to lead this extraordinary Company.”

Mr. Liebert is a former U.S. Navy Officer. He graduated from the United States Naval Academy with a Bachelor of Science in Physical Science, and he obtained his MBA from Vanderbilt University, Owen Graduate School of Management.

About AutoNation, Inc.
AutoNation, America's largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of December 31, 2018, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation's success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its DRV PNK initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
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